Exhibit 10.3

July 6, 2014 (Revised March 5, 2015)
Tim Graff
1691 Morris Lane
Frisco, TX 75034

Dear Tim,
We are pleased to confirm your acceptance to relocate to Seattle. You will be working out of the Trupanion office in January 2015 in the capacity of President of American Pet Insurance Company (APIC). You will continue to report to the CEO. Beginning August 1, 2014 your salary shall become $14,583 per month ($175,000 per year) through December 31, 2014, during which time you may work remotely from Texas, as appropriate. Starting January 1, 2015, your salary will be adjusted to $20,000.00 per month ($240,000.00 per year). You are also eligible for the following:

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For work performed during the remainder of 2014 from August 1, 2014 to December 31, 2014 your bonus will be prorated and is based on a target of 40% of the $175,000 base salary. The company intends this bonus will be paid out in the value equivalent to a cash bonus but in the form of unrestricted stock on or about February 15, 2015, subject to the approval of the Board of Directors of Trupanion, Inc., or the compensation committee thereof, as applicable, based on the achievement of (a) corporate performance goals and (b) individual performance objectives as follows: 50% based on corporate performance objectives and 50% based on individual performance objectives to be set by the CEO.

For work performed from January 1, 2015 through December 31, 2015 you will be eligible to earn an annual bonus target of 40% of the $240,000 base salary with a target value of $96,000. Bonus payout is based on the achievement of (a) corporate performance goals and (b) individual performance objectives as follows: 50% of the bonus is based on company’s achievement of objectives and 50% is based on your individual achievement of quarterly objectives defined by CEO. The company bonus plan requires employees are active employees at the time the annual bonus is paid each year on February 15th for the prior year’s performance results.

•	A relocation reimbursement of up to $15,000 (must submit receipts and be used within the first 3 months of 2015).

•	4 weeks (20 days) of vacation per year, on a pro-rata basis.

•	One insured pet with Trupanion.
You will be eligible for our standard benefits as described in the Summary of Benefits attached to this offer letter, effective the first of the month following hire. Benefit plans may change from time to time.
In the event of any dispute or claim solely related to or arising out of the termination of your employment with Company for any reason (including, but not limited to, any claims for breach of contract, wrongful termination, or age, sex, race, national origin, disability or other discrimination or harassment), you agree that all such disputes will be fully, finally and exclusively resolved by binding arbitration conducted by Judicial Dispute Resolution, LLC in King County, Washington (or similar entity if acceptable to Company).  You and Company hereby waive your respective rights to have any such disputes or claims tried by a judge or jury.  This section will not apply to any claims for injunctive relief by Company or you, or to any claims by Company or you arising out of or related to proprietary and/or intellectual property rights.
If you agree that this letter sets forth our understanding, please sign and return to my attention. We look forward to your move to Seattle and joining the Trupanion Team in the corporate office!